 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2013

Bank of Marin Bancorp
(Exact name of Registrant as specified in its charter)

California	001-33572	20-8859754
(State or other jurisdiction of incorporation)	(File number)	(I.R.S. Employer Identification No.)

504 Redwood Blvd., Suite 100, Novato, CA	94947
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code: (415) 763-4520

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)     Bank of Marin Bancorp’s wholly owned subsidiary, Bank of Marin (the “Bank”), entered into Salary Continuation Agreements with two additional executive officers providing for certain retirement benefits (the “SERPs”). The two officers that received the SERPs are Tani Girton, Executive Vice President and Chief Financial Officer, effective October 1, 2013 and Elizabeth Reizman, Executive Vice President and Chief Credit Officer, (collectively, the “Executives”) effective August 1, 2014. Upon retiring from the Bank’s employment after reaching age 65, the SERPs provide the Executives an annual retirement benefit as follows:

Executive	Annual Payment	Payment Duration
Tani Girton	$77,000	11 years
Elizabeth Reizman	$65,500	10 years

The SERPs also provide a lesser annual benefit upon the occurrence of a voluntary termination before reaching age 65 or a disability. The amount of the annual benefit in either scenarios is based on a vesting and accrual schedule unique to each Executive, but in all cases provides an annual benefit less than the normal retirement benefit set forth in the table above. The SERPs also provide for a lump sum benefit in the event of a change in control followed by the termination of the Executive based on an aggregate account value accrual for each Executive. A fixed pre-retirement death benefit to be paid in a lump sum is provided for each Executive. Payments under the SERPs are expected to be funded with bank owned life insurance policies on each of the Executives.

The foregoing summary of the terms of the SERPs is qualified in its entirety by reference to each Executive’s particular SERP, a copy of which is filed herewith as Exhibits 10.2 (Girton), and 10.3 (Reizman), and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

EXHIBIT INDEX
Exhibit No.	Description

10.2	Salary Continuation Agreement by and between Bank of Marin and Tani Girton, dated October 18, 2013

10.3	Salary Continuation Agreement by and between Bank of Marin and Elizabeth Reizman, dated July 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 4, 2014	BANK OF MARIN BANCORP
		By:	/s/ Tani Girton
Tani Girton
Executive Vice President
and Chief Financial Officer